                                                                   Exhibit 10.23
                                                                   -------------


CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS ARE MARKED AS "[XXXX]" ALONG WITH A FOOTNOTE INDICATING THAT THE INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. AN UNREDACTED COPY OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


                             DISTRIBUTION AGREEMENT



BETWEEN:      A-FEM MEDICAL CORPORATION ("A-Fem"), a Nevada corporation;

AND:          SYNOVA HEALTHCARE, INC. ("Distributor"), a Delaware corporation.

DATED:        Effective December 5, 2005 (the "Effective Date").


R E C I T A L S:
----------------

         A. A-Fem is in the business of developing, manufacturing and selling non-invasive medical diagnostics and healthcare-related products, including the product listed in Exhibit A (the "Licensed Product").

         B. Distributor is in the business of marketing, distributing and selling non-invasive medical diagnostics and healthcare-related products.

         C. The parties desire that A-Fem deliver the Licensed Product to Distributor, which will market, distribute and sell it in accordance with the terms and conditions set forth in this Distribution Agreement (this "Agreement").


A G R  E E M E N T:
-------------------

         In consideration of the foregoing Recitals (which are incorporated in this Agreement by this reference) and the mutual covenants, terms and conditions set forth below, the parties agree as follows:

         1. APPOINTMENT. A-Fem appoints Distributor as exclusive distributor of FSH-related rapid diagnostics for both retail and professional sale of the


Page 1 -- DISTRIBUTION AGREEMENT

Licensed Product(s) within the following countries (the "Territory"), upon the terms and conditions set forth in this Agreement:

                  -        United States of America
                  -        Canada
                  -        Mexico
                  -        All countries of Central America

Distributor may not sell the Licensed Product in any area outside the Territory (including sales within the Territory with knowledge that resales of them outside the Territory will be offered or made) without A-Fem's prior written consent in each instance.

         2. ORDERS. Distributor shall purchase, and A-Fem shall supply, or cause to be supplied, to Distributor such quantities of the Licensed Product as may be ordered by Distributor from time to time, subject to the other terms and conditions of this Agreement. The parties agree that Distributor will order at least the following number of Licensed Products during each 12-month period of this Agreement, commencing on the Effective Date (each, a "Distribution Year"):

                  Quantity                  Distribution Year
                  --------                  -----------------
                  100,000                   First 12 Months
                  250,000                   Second 12 Months
                  350,000                   Third 12 Months
                  500,000                   Fourth 12 Months
                  600,000                   Fifth 12 Months

The foregoing schedules reflects the anticipated time required to obtain 501(k) registration from the United States Food and Drug Administration (the "FDA") for the Licensed Product by Distributor prior to offering the Licensed Product for sale in general commerce. Distributor is not required to place orders until receipt of the 501(k) registration.

         3. TERM. This Agreement and the appointment of Distributor under it shall continue for a term of five years commencing on the Effective Date of this Agreement, but subject to earlier termination as provided in Section 14 below during such initial term (or during any renewal term). This Agreement may be renewed for consecutive renewals of two years each upon the parties' written agreement on pricing (subject to the limitations of Section 4.2 below) and minimum order amounts at least 90 days prior to the end of the initial and each renewal term, as applicable, except that either party may terminate this Agreement for any reason or for no reason at the end of the initial or any renewal term by giving the other party not less than 90 days' written notice of termination prior to the end of the initial or any renewal term.




Page 2 -- DISTRIBUTION AGREEMENT

         4. PURCHASE PRICE.

                  4.1 Purchase Price. A-Fem shall charge Distributor, and Distributor shall pay for the quantities of Licensed Product ordered by Distributor pursuant to this Agreement, at the purchase prices set forth in Exhibit A (the "Purchase Price"). The Purchase Price is and shall be FOB place of shipment; Distributor shall be responsible for, or reimburse A-Fem for if invoiced, insurance, freight and applicable taxes.

                  4.2 Price Adjustment. Except as otherwise set forth in this
Section 4.2, no adjustment in the Purchase Price shall be permitted during the initial term of this Agreement. The Purchase Price for the Licensed Product will be firm for the first three Distribution Years (the "Fixed Price Period"). After this period, but not more than once any calendar year, A-Fem may adjust the Purchase Price upon at least 90 days' advance written notice to Distributor. Adjusted Purchase Prices shall apply to Licensed Product orders placed by Distributor during the period for which the Purchase Price is adjusted. A-Fem will adjust the Purchase Price only to the extent such adjustment directly correlates to price changes in raw materials utilized by or charged to A-Fem in the manufacturing of the Licensed Product; provided, however, in no event shall any increase in the Purchase Price exceed the previous Distribution Year Purchase Price by greater than [XXXX](1).

                  4.3 Payment. Distributor agrees to pay each invoice of A-Fem within 60 days after Distributor's receipt of the Licensed Products that are the subject of the invoice. If Distributor reasonably disputes any invoice for good cause and in good faith, Distributor will notify A-Fem within 10 days of invoice receipt, stating the specific reason(s) for the dispute.

                  4.4 Late Payment. Unpaid amounts will bear interest at 1.0% per month (12% per annum) from the due date until paid in full, calculated on a non-compounding daily basis, in addition to A-Fem's other rights and remedies set forth in Sections 14 and 15 below. However, if any payment by Distributor would result in a payment of interest in excess of the maximum rate of interest legally permissible, then Distributor's obligation to make such payment shall be deemed automatically reduced to such maximum rate, so that in no event will Distributor be obligated to make any payment which would result in the payment of interest in excess of such maximum rate. Any such excess payments shall be applied as prepayments on orders made after those for which the interest was charged.

                  4.5 Title; Risk of Loss. Title to ordered Licensed Products will pass to Distributor upon the later of tender of delivery or payment. Risk of loss will pass to Distributor upon tender of delivery.

         5.       OPERATIONS.

                  5.1 Orders. Distributor will place orders for Licensed Products under written purchase order forms, specifying quantities ordered,

----------
(1) Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

Page 3 -- DISTRIBUTION AGREEMENT
delivery dates, and delivery and shipping instructions. Any conflict between the provisions of this Agreement and any purchase order or any acknowledgement, acceptance or other document of A-Fem shall be resolved in favor of this Agreement.

                  5.2 Acceptance of Orders; Filling. All orders received by A-Fem shall be subject to acceptance by A-Fem. A-Fem shall notify Distributor in writing within 45 days after receiving the order from Distributor of the quantities of Licensed Products that A-Fem will be able to supply. A-Fem will use its best efforts to fill accepted orders as promptly as practicable, subject to delays caused by government orders, actions or requirements, transportation conditions, inclement weather, labor or material shortage, strike, riot, terrorist act, fire, natural disaster or other cause beyond A-Fem's control. In all cases, A-Fem will use its best efforts to advise Distributor in advance of any inability to make full and timely delivery of Licensed Products ordered by Distributor. A-Fem may ship partial orders, and Distributor shall make payment therefor, provided the entire order is delivered as provided above.

                  5.3 Distributor's Efforts, Facilities and Personnel. Distributor agrees to use its best efforts to promote demand for and sale of the Licensed Product throughout the Territory. Distributor will at all times maintain sales, warehouse, distribution and other facilities and properties as are adequate and appropriate to perform Distributor's duties under this Agreement. Distributor will appoint, train and support such sales representatives and other marketing personnel as are adequate and appropriate to serve the Territory for the Licensed Product. A-Fem may, through its employees or authorized representatives and at A-Fem's sole expense, inspect Distributor's facilities and properties, wherever located, to determine and assure Distributor's compliance with the terms of this Agreement. Distributor shall be responsible for and pay all costs of promoting and advertising the Licensed Product within the Territory.

                  5.4 Prices Charged by Distributor. Distributor may charge to and collect from its purchasers such prices for the Licensed Products as Distributor may determine, provided that Distributor otherwise complies with applicable laws. Distributor may charge to and collect from its purchasers freight, taxes and related costs incurred by Distributor.

                  5.5 Common Carriers. Whenever A-Fem shall deliver or cause to be delivered to a common carrier any Licensed Products ordered by Distributor, whether or not the particular carrier has been designated in the shipping or routing instructions of Distributor, A-Fem shall not be responsible for any delays or damages in shipment, and the common carrier is hereby declared to be the agent of Distributor.

         6. MANUFACTURE, PACKAGING AND QUALITY ASSURANCE.

                  6.1 Specifications. A-Fem and Distributor shall reasonably agree in writing on the product, labeling, packaging and performance


Page 4 -- DISTRIBUTION AGREEMENT
specifications (the "Specifications") to be established for the Licensed Product to the extent not established by the terms of this Agreement.

                  6.2 Manufacture. A-Fem shall manufacture or cause to be manufactured the Licensed Products in accordance with all applicable laws and regulations, including without limitation the current and any future quality systems and good manufacturing practices regulations under 21 CFR Part 820, as amended, to the extent such regulations are applicable to the Licensed Product.

                  6.3 Product Description and Packaging. A-Fem shall package and supply the Licensed Products in the manner reasonably agreed upon by the parties. The agreed Purchase Price is based on four-color printing of packaging. Any additional colors will entitle A-Fem to increase the Purchase Price. To the extent that A-Fem is to use particular art work in connection with the packaging of the Licensed Products, then unless otherwise agreed upon by the parties, Distributor will specify and provide A-Fem with such art work. Distributor shall provide English translations for any art work/packaging in Spanish, French or other language.

                  6.4 Changes to Product. A-Fem shall notify Distributor in writing at least 90 days prior to any proposed changes in its manufacturing procedures, materials, equipment or processes which affect Licensed Product fit, form or function. As and to the extent reasonably agreed upon in writing by the parties, A-Fem may change the Licensed Product and any Specifications related to it.

                  6.5 Rejected Goods/Shortages.

                      (a) Distributor shall notify A-Fem of any Licensed Products shipped to Distributor that Distributor believes do not conform to the Specifications or are the subject of a manufacturing or other defect, or of any shortage in quantity of any Licensed Product shipment (each, a "Rejection Event"), within 90 days after Distributor's receipt of such shipment.

                      (b) Upon A-Fem's confirmation of a Rejection Event, A-Fem shall, in its discretion and at its sole expense, replace all such Licensed Product or make up the shortage within 30 days of receiving notice of the Rejection Event from Distributor. A-Fem shall make mutually agreeable arrangements with Distributor for the return or destruction of any rejected Licensed Product, with the actual reasonable cost thereof to be paid or reimbursed by A-Fem. Distributor shall have no claim against A-Fem for any Rejection Event except for defect or shortage attributable to A-Fem and as expressly provided in this Agreement.

                  6.6 Expiration Period. All Licensed Products supplied by A-Fem to Distributor shall have an expiration date (assuming storage and shipment under normal environmental conditions) of not less than 22 months after the date of delivery of such Licensed Product to Distributor, unless advance written approval is obtained from Distributor by A-Fem to ship Licensed Product with a shorter expiration period.

                  6.7 Audit. Distributor reserves the right to audit A-Fem's facilities, at Distributor's sole expense, as reasonably necessary to verify compliance by A-Fem with the terms and conditions of this Agreement. Exercise by Distributor of such right shall be subject to the following conditions: (a) without good cause shown (for example, A-Fem's failure to remedy problems), Distributor shall be entitled to conduct only one audit per Distribution Year;
(b) Distributor audits shall be conducted only after at least 30 days' advance


Page 5 -- DISTRIBUTION AGREEMENT
written notice of the audit is provided by Distributor to A-Fem; and (c) all information gathered and data reviewed during any such audit shall be "Confidential Information" subject to the provisions of Section 12 below. A-Fem shall at all times maintain complete and accurate books and records pertaining to performance of its obligations set forth in this Agreement. A-Fem shall provide commercially reasonable cooperation to Distributor in the performance of audits by or on behalf of Distributor, including without limitation, providing reasonable access to documents relevant to the manufacture of Licensed Products sold to Distributor, subject to the provisions of Section 12.

         7. CUSTOMER SUPPORT, COMPLAINTS AND RETURNS.

                  7.1 Customer Complaints. A-Fem shall respond in writing to any inquiry, customer complaint, nonconformity or corrective or preventative action request with respect to the Licensed Products the subject of this Agreement within 10 days after written request therefor. A-Fem shall promptly provide a copy of all such writings to Distributor.

                  7.2 Returned Product. In the event any customer of Distributor rejects or returns a Licensed Product to Distributor as a result of performance problems or other deficiencies, noncompliance of any Licensed Product with its Specifications, within two years after shipment of same to Distributor, and such deficiency is validated by A-Fem, A-Fem shall, at its sole expense, promptly replace such Licensed Product and ship the Licensed Product in accordance with Distributor's reasonable instructions therefor. A-Fem shall not be responsible for the cost of shipment to A-Fem of customer returns. A-Fem shall not repackage any returned Licensed Product for sale to Distributor. Distributor's sole remedies for defective Licensed Products are set forth in Sections 6.5 above and this Section 7.2.

         8. LIMITED LIABILITIES AND WARRANTIES OF A-FEM AND DISTRIBUTOR.

                  8.1 A-Fem represents and warrants to Distributor that: (a) each lot of Licensed Product delivered pursuant to this Agreement will continue, until the applicable expiration date, to conform to the Specifications, and shall be free from defects in materials and workmanship; (b) A-Fem has good and marketable title to the Licensed Product, which shall be transferred to Distributor as set forth in this Agreement; and, (c) no Licensed Product, and no exercise by Distributor of any of the rights granted to it under this Agreement, misappropriates, infringes, violates, or interferes with any patent, trademark, copyright, trade secret, or other intellectual property or proprietary right of any person.

                  8.2 Neither party shall be liable to the other for any indirect, special, consequential, incidental, punitive, extra-contractual, or exemplary damages of any kind arising from or connected with this Agreement, including, without limitation, lost profits, lost revenues, or loss of business, regardless of legal theory (including, without limitation, strict liability or negligence), whether or not foreseeable, even if either party has been advised of the possibility thereof and even if the remedies otherwise provided by this Agreement fail of their essential purpose.


Page 6 -- DISTRIBUTION AGREEMENT

                  8.3 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE LICENSED PRODUCT, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. Distributor agrees that it is not authorized to make any warranty or representation respecting A-Fem's products.

         9. REGULATORY MATTERS.

                  9.1 510(k). Distributor shall be responsible for and bear the cost of any 510(k) registrations, filings or updates necessary with the FDA and/or United States Center for Disease Control in order for Distributor to market the Licensed ProductS in the United States. Distributor shall own all such 501(k) registrations, updates and filings.

                  9.2 Regulatory Inquiry. Each party shall promptly and in any event within 15 days after receipt of any notice of inquiry from any local, state, national or international regulatory agency or government department, inform the other in writing of such formal or informal inquiry relating to any Licensed Product.

                  9.3 Recall. If any Licensed Product defect or any final, non-appealable governmental or court action or any voluntary action by reason of a Licensed Product defect results in: (a) the recall, destruction or withholding from market of any Licensed Product sold under this Agreement (a "Recall"); or
(b) institution of a field correction of any Licensed Product sold under this Agreement (a "Field Correction"), A-Fem shall bear all costs and expenses of and shall be responsible for all corrective actions and agency communications associated with such Recall or Field Correction other than those by reason of Distributor's negligence or misconduct. Distributor shall provide A-Fem with reasonable access to those customers of Distributor affected by the Recall or Field Correction, to the extent practicable, and all information received or compiled by Distributor from such customers or otherwise with respect to such Recall or Field Correction, except as otherwise prohibited by law. Upon institution of a Recall or Field Correction, A-Fem shall within 15 days communicate its intention to Distributor and provide Distributor with data and information relating to the Recall or Field Correction and a reasonable opportunity to evaluate and comment on its implementation.

                  9.4 Medical Device Reports. A-Fem shall notify Distributor in writing within 30 days of any event or complaint that gives rise or could give rise to the need to file a Medical Device Report (an "MDR") within the meaning of the U.S. Federal Food, Drug and Cosmetic Act, as amended (the "Act"), with respect to the Licensed Product or the manufacture, distribution or use thereof in accordance with the MDR regulation, 21 CFR Part 803, as amended. If, as a result of any corrective action or any final, non-appealable or non-appealed governmental or court action, an MDR is required to be issued for the Licensed Products sold under this Agreement, A-Fem shall bear the costs and expenses of and shall be responsible for all corrective actions associated with such MDR.



Page 7 -- DISTRIBUTION AGREEMENT

                  9.5 MSDS. A-Fem shall promptly provide to Distributor upon request all required Material Safety Data Sheets ("MSDS") for any Licensed Product containing hazardous chemicals as required by applicable international, national, state or local law.

                  9.6 Confidential Information. All notices, correspondence, submissions, filings, MDRs, MSDSs and other information provided by one party to the other party under this Section 9 shall constitute "Confidential Information" under Section 12 below.

         10. INTELLECTUAL PROPERTY.

                  10.1 Third Party Infringement. A-Fem shall keep Distributor currently advised of any and all suits, proceedings and actions involving claims of infringement, interference and misappropriation relative to the Licensed Products of which A-Fem becomes aware.

                  10.2 Trademarks. This Agreement is a distribution agreement. Except as otherwise expressly provided in this Agreement, Distributor has no right in or license to any patents of A-Fem. The Licensed Product may contain one or mare trademarks or other names, logos, symbols or other rights or property of A-Fem. Distributor is hereby granted a non-exclusive, revocable, non-transferable right to use same as applied to the Licensed Product for the sole purpose of performing Distributor's obligations under this Agreement. In using same, Distributor will endeavor to comply with all applicable marking requirements. A-Fem makes no representation as to its ownership of or other rights to any name or mark in the Territory. All uses of A-Fem names and marks shall inure to the benefit of A-Fem. Upon expiration or termination of this Agreement, or upon written notice to Distributor from A-Fem at any time, all rights and licenses (if any) to the use of any or all such names and marks shall cease. A-Fem retains the right at all times to license its technology and intellectual property to others, and to contract for distribution of the Licensed Product outside the Territory.

                  10.3     Patents.

                  (a) Should A-Fem or Distributor become aware of any infringement or any potential infringement by a third party of the Licensed Products or any patent rights of A-Fem related thereto ("Patent Rights"), A-Fem or Distributor as the case may be, promptly shall notify the other party in writing, including in such notification all known or reasonably ascertainable details and facts relating thereto. A-Fem shall have the right, but shall not be obligated, to prosecute such infringement; provided, however, that if A-Fem fails to prosecute or take other commercially reasonable steps to abate such infringement or potential infringement, or, upon inquiry, indicates in writing to Distributor that A-Fem does not intend to do so, Distributor shall have the right to do so independently upon at least 60 days' prior notice to A-Fem and will select counsel and control the action (except that Distributor shall have no authority to defend, settle or confess judgment on behalf of A-Fem with respect to any counterclaim or third-party claim). Notwithstanding the foregoing, A-Fem shall take any and all steps and actions necessary and appropriate to secure all available Patent Rights in the Territory (as may be modified under this Agreement from time to time) with regard to the Licensed Products (and each element and component thereof) so as to permit Distributor's


Page 8 -- DISTRIBUTION AGREEMENT
intended sales therein. If A-Fem fails to take such steps and actions within 90 days after written request by Distributor, Distributor shall have the right, upon not less than 60 days notice to A-Fem, to (i) unilaterally modify this Agreement to reduce the scope of the Territory to those portions for which necessary Patent Rights have been obtained by A-Fem, and (ii) propose a reasonable corresponding reduction in future quantities to be ordered pursuant to Section 2 above by reason of such modification. If A-Fem and Distributor do not agree in writing on such reduction within 60 days thereafter, either party may terminate this Agreement upon 30 days' prior written notice.

                  (b) The total cost of any infringement action commenced or taken solely by A-Fem shall be borne by A-Fem, and A-Fem shall keep any recovery or damages for past infringement derived therefrom, including, without limitation, the settlement thereof. The total cost of any infringement action commenced or taken solely by Distributor shall be borne by Distributor and Distributor shall keep any recovery or damages for past infringement derived therefrom, including without limitation, the settlement thereof. In all actions taken jointly by the parties, the parties will share the expenses equally and, after the payment of such expenses, the parties shall share equally any and all funds recovered in such an action, including, without limitation, the settlement thereof.

                  (c) In any infringement suit or other action as either party may institute to prosecute, perfect, protect, enforce or exercise the rights in or to the Licensed Product granted under the terms of this Agreement or any Patent Rights related thereto, the other party hereto shall, at the request and expense of the party initiating such suit or taking such action, cooperate in all reasonable respects, including, without limitation, to the extent possible making available relevant non-privileged records, papers, information, samples, specimens, and the like. Such cooperation shall include, without limitation, Distributor being joined or named as a party to or bringing any such suit at the request of A-Fem in any suit to enforce or defend any Patent Rights, without expense to Distributor, and A-Fem being joined or named as a party to or bringing any such suit at the request of Distributor, for standing or other applicable purposes, without expense to A-Fem.

         11. REPRESENTATIONS AND WARRANTIES.

         Each of A-Fem and Distributor represents and warrants to the other that:

                  11.1 Authority. It has the full right, power and corporate authority to enter into this Agreement and to make the promises and agreements set forth in this Agreement; that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement; and that this Agreement is enforceable against it in accordance with its terms.

                  11.2 No Conflicts. It is not a party to any agreement or covenant with any other person, and knows of no law, ordinance, regulation,



Page 9 -- DISTRIBUTION AGREEMENT
rule, order or decree of governmental authority, which prohibits or restricts it from entering into and performing pursuant to this Agreement.

         12.      CONFIDENTIALITY.

                  12.1 Confidential Information. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose information (including without limitation financial, manufacturing, trade secret, proprietary business methods and other information) to the other that the discloser deems proprietary and confidential ("Confidential Information"). Sections 6.7 and 9.6 of this Agreement identify other Confidential Information. Except to the extent expressly authorized by this Agreement or agreed in writing by the parties, during the term of this Agreement and for a period of three years following the termination of this Agreement, the receiving party shall take such reasonable measures to maintain such Confidential Information as confidential as it takes to protect its own proprietary and confidential information, and shall not use, publish or otherwise disclose such Confidential Information.

                  12.2 Permitted Disclosures.

                       (a) Notwithstanding the above, nothing contained in this Agreement shall preclude either one party from utilizing or disclosing to others its own Confidential Information or utilizing Confidential Information received from the other party as may be required by court or other government order or as otherwise required by law, provided that, to the extent the disclosure pertains to Confidential Information of the other party, the discloser shall promptly notify the other party in writing of the order or law and use reasonable efforts to cooperate with such other party's efforts to obtain a protective order covering such disclosure.

                       (b) In addition to the foregoing, a party may disclose the Confidential Information of the other party to its directors, officers, employees, legal counsel, contractors or agents ("Representatives") who have a reasonable need for the Confidential Information in the performance of their services in connection with the matters set forth in this Agreement, who are informed of the confidential nature of the Confidential Information, and who are bound not to disclose such Confidential Information or use the same except in performance of such services. The receiving party shall be fully responsible for enforcing as to the receiving party's Representatives the obligations of this Agreement and to cause its Representatives to comply with such obligations.

                  12.3 Exclusions. Notwithstanding anything else in Section 12.1, "Confidential Information" does not include any information that:

                      (a) Is lawfully known to the receiving party before receipt pursuant to this Agreement;

                     (b) Is disclosed to the receiving party without restriction by a third party lawfully in possession of such information and not under an obligation of nondisclosure;


Page 10 -- DISTRIBUTION AGREEMENT

                      (c) Is or becomes part of the public domain through no breach of this Agreement; or

                      (d) Is independently developed by or for the receiving party without reference to Confidential Information of the other party.

         13. INDEMNIFICATION.

                  13.1 Indemnification by A-Fem. A-Fem shall indemnify and hold harmless Distributor and its officers, directors, employees, representatives and agents (collectively, "Distributor Indemnified Entities") from and against any and all liabilities, damages, obligations, losses, costs and expenses, including without limitation reasonable attorneys' and other legal fees ("Liabilities"), and shall defend the Distributor Indemnified Entities against any and all claims, actions, suits, proceedings and hearings, arising out of or resulting from: (a) A-Fem's breach of any of its representations or warranties set forth in this Agreement; (b) A-Fem's material default in the performance of any of its obligations under this Agreement; and (c) subject to Section 8 above, any negligence or willful misconduct on the part of A-Fem or its agents in connection with the Licensed Products or related to this Agreement.

                  13.2 Indemnification by Distributor. Distributor shall indemnify and hold harmless A-Fem and its officers, directors, employees, representatives and agents (collectively, "A-Fem Indemnified Entities") from and against any and all Liabilities, and shall defend the A-Fem Indemnified Entities against any and all claims, actions, suits, proceedings and hearings arising out of or resulting from: (a) Distributor's breach of any of its representations or warranties set forth in this Agreement; (b) Distributor's material default in the performance of any of its obligations under this Agreement; and (c) subject to Section 8 above, any negligence or willful misconduct on the part of Distributor or its agents in connection with the Licensed Product or related to this Agreement.

                  13.3 Conditions of Indemnification. With respect to any claim for which one party seeks indemnification from the other party (an "Alleged Indemnifying Party") under this Section 13, the party seeking indemnification (the "Alleged Indemnified Party") shall: (a) advise the Alleged Indemnifying Party of such claim, in writing, within 20 days after the Alleged Indemnified Party has received notice of such claim, or within such other period of time so as not to materially prejudice the rights and obligations of the Alleged Indemnifying Party under this Section 13, whichever period is shorter; and (b) provide all reasonable cooperation and assistance requested by the Alleged Indemnifying Party and its representatives in the investigation and defense of any such claim for which indemnification is sought. Neither party shall settle, compromise or consent to the entry of any judgment with respect to any claim that is the subject of indemnification without the other party's prior written consent, which consent shall not be withheld, delayed or conditioned unreasonably. In any matter that is the subject of indemnification under this Agreement, the Alleged Indemnified Party may participate in the defense of such claim at its own expense.



Page 11 -- DISTRIBUTION AGREEMENT

                  13.4 Insurance.

                      (a) A-Fem, during the term of this Agreement, shall at its sole cost and expense obtain and keep in force a policy of comprehensive general liability insurance with bodily injury, death and property damage limits of at least $1,000,000 per occurrence and $3,000,000 in the aggregate, including product liability coverage. On or before the Effective Date, A-Fem shall furnish a certificate of insurance, in form reasonably acceptable to Distributor, evidencing such insurance and providing for 30 days' prior written notice to Distributor of any cancellation, termination or change of such insurance coverage.

                      (b) Distributor, during the term of this Agreement, shall at its sole cost and expense obtain and keep in force a policy of comprehensive general liability insurance related to its sale of the Licensed Product and other performance under this Agreement in amounts equal to at least $1,000,000 per occurrence and $3,000,000 in the aggregate, including product liability coverage. On or before the Effective Date, Distributor shall furnish a certificate of insurance, in form reasonably acceptable to A-Fem, evidencing such insurance, naming A-Fem as additional insured, and providing for at least 30 days' prior written notice to A-Fem of any cancellation, termination or change of such insurance coverage.

         14. TERMINATION. This Agreement shall terminate upon the date set forth in Section 3 above (Term) or on the occurrence of any of the following, whichever first occurs:

                  14.1 For Cause. Upon any material breach of this Agreement by either party (including without limitation nonpayment by Distributor), the non-breaching party may terminate this Agreement upon 30 days' prior written notice to the breaching party, if the breaching party fails to fully cure such breach within such period.

                  14.2 Insufficient Orders. By A-Fem if Distributor fails to order the minimum number of Licensed Products in any Distribution Year as provided in Section 2 (Orders) above.

                  14.3 By Agreement. This Agreement may be terminated at any time upon mutual written agreement of the parties.

                  14.4 Insolvency. Either party may terminate this Agreement upon written notice to the other in the event of:

                      (a) Insolvency of the other party, or the appointment of a receiver by the other party for all or a substantial part of its properties, provided that such receiver is not discharged within 60 days of its appointment;

                      (b) The adjudication of the other party as bankrupt;

                      (c) The admission by the other party in writing of its inability to pay its debts as they become due;



Page 12 -- DISTRIBUTION AGREEMENT

                      (d) The execution by the other party of an assignment for the benefit of its creditors; or

                      (e) The filing by the other party of a petition to be adjudged as bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other party in any bankruptcy proceeding, or the acts of the other party in any other judicial proceeding intended to effect a discharge of the debts of the other party, in whole or in part.

                  14.5 Certain Infringements. By either party, as provided in
Section 10.3(a).

         15. EFFECT OF TERMINATION. Upon termination of this Agreement pursuant to Section 3 or any provision of Section 14:

                  15.1 All rights, licenses and privileges granted to Distributor under this Agreement shall immediately cease and terminate. However, any such termination will not affect the rights and obligations of the parties respecting remedies for breach of this Agreement.

                  15.2 All obligations arising out of events prior to the effective termination date, including without limitation orders previously accepted and obligations to pay for ordered Licensed Products, shall be performed in accordance with the terms and conditions of this Agreement.

                  15.3 Distributor shall discontinue its use of all trademarks and other proprietary information of A-Fem.

                  15.4 Each party shall return or destroy (and certify such destruction of) all Confidential Information of the other party, except that a party may return one copy for archival purposes. Sections 12 (Confidential Information) and 13 (Indemnification) shall survive termination or expiration of this Agreement.

                  15.5 A-Fem may, but shall not be obligated to, purchase from Distributor, and in such event Distributor agrees to sell to A-Fem, any or all Licensed Product of A-Fem then owned by Distributor. The purchase price shall be equal to the price (if any) paid by Distributor to A-Fem, plus freight and insurance deemed necessary to transport the same to A-Fem's designated office. A-Fem may reject any Licensed Product not in original containers or not in their original condition.

         16. COMPLIANCE WITH LAWS.

                  16.1 Distributor shall be responsible for obtaining and maintaining all governmental registration and certification of the Licensed Products to be sold in each country and region constituting the Territory pursuant to this Agreement, at Distributor's expense. Distributor shall also at all times comply with all laws, ordinances, rules and regulations applicable to the sale and distribution of Licensed Products and to the operation of Distributor's business throughout the Territory, including without limitation federal, state and local anti-dumping and consumer protection laws. Distributor


Page 13 -- DISTRIBUTION AGREEMENT
shall procure all permits, licenses and insurance (including without limitation workers' compensation or similar coverage) necessary or required by any governmental authority to perform its obligations under this Agreement. Distributor shall, upon request by A-Fem, promptly provide to A-Fem written evidence of each and all such compliance.

                  16.2 Distributor has not made and will not make, in the marketing of A-Fem's products or in performance of this Agreement, any payments, loans or gifts or promises or offers of payments, loans or gifts of money or anything of value, directly or indirectly: (a) to or for the use or benefit of any official or employee of any government or an agency or instrumentality of any such government; (b) to any political party or office or candidate thereof; or (c) to any other person, if Distributor knows or has reason to know that any part of such payment, loan or gift will be directly or indirectly given or paid to any such governmental official or employee or political party or candidate or official thereof; or (d) to any other person, the payment of which would violate the laws of any country in which this Agreement is to be performed or the country or countries of such receiving person.

                  16.3 In performing this Agreement, each party shall comply with all applicable treaties, laws and regulations, and shall not be required to perform or omit to perform any act required or permitted under this Agreement if such performance or omission would violate the provisions of any such treaty, law or regulation.

                  16.4 Each party shall cooperate with the other to provide information as may be required or requested by governmental regulatory agencies, ministries or independent auditors, with respect to matters arising out of or related to this Agreement.

         17. RECORDS. Distributor shall maintain accurate and complete business records with respect to its promotion, sales, distribution and followup efforts respecting the Licensed Products promoted, ordered, sold and/or paid for by it. Such records shall be kept in such form as is customary in the consumer product distribution business. Distributor shall make the originals of such records available to A-Fem's employees or authorized representatives for inspection and copying during Distributor's regular business hours. In addition, Distributor shall deliver to A-Fem, at Distributor's expense, certified copies and summaries of any such records as A-Fem may from time to time reasonably request, and whether or not a default or breach has been declared by A-Fem.

         18. NO SUBLICENSING OR ASSIGNMENT. Distributor agrees not to sublease, assign or transfer this Agreement or any rights or duties under it, voluntarily or by operation of law, without the prior written consent of A-Fem. Any attempted sublicensing, assignment or transfer without such consent shall be void and of no force or effect. A reorganization or merger with another corporation or other person shall not itself constitute a prohibited assignment. A-Fem will not unreasonably withhold its consent to Distributor's grant of subdistribution rights to third parties, provided all reasonable business and financial information about any proposed subdistribution is provided to A-Fem, the proposed subdistributor executes an agreement accepting all terms and


Page 14 -- DISTRIBUTION AGREEMENT
conditions of this Agreement, and Distributor remains primarily and jointly and severally liable with such subdistributor.

         19. ENFORCEMENT

                  19.1 Injunction. Either party aggrieved by a breach or threatened breach of this Agreement (other than for nonpayment) shall be entitled to bring an action to prevent, stop or otherwise obtain redress, including specific performance, injunctive relief or other available equitable remedy, without having to post bond or other undertaking therefor, and without necessity of providing 30 days' notice pursuant to Section 14.1 above. Each party waives any defense it might have as a defendant in such action that the aggrieved party has or had an adequate remedy at law, and agrees that monetary damages for any such breach or threatened breach is and will be inadequate.

                  19.2 Attorneys' Fees. If any action or other proceeding is instituted relating to any term or condition of this Agreement or relating to any of the rights, duties or obligations arising under it, the prevailing party shall be entitled to recover from the other party, whether or not the matter proceeds to final judgment or decree, in addition to costs and disbursements allowed by law, such sum as the trial and each appellate court may adjudge reasonable as attorneys' fees in such action or other proceeding, and in any appeal of it.

                  19.3 Remedies Not Exclusive. All rights and remedies afforded a party by this Agreement are cumulative and shall be in addition to any other rights or remedies allowed such party at law, in equity or otherwise.

                  19.4 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws and decisions of the state of Pennsylvania, without regard to the conflicts of law rules of such state. If litigation is instituted by a party to enforce or interpret this Agreement, each party agrees that the federal and state courts sitting in Montgomery County, Pennsylvania shall have non-exclusive jurisdiction to hear the matter, each party waiving any right to object based on inconvenient forum or other objection to venue.

         20. OTHER PRODUCTS. By amendment to this Agreement, or by separate distribution agreement, the parties may (but are not hereby obligated to) agree to the distribution by Distributor of other A-Fem products.

         21. NOTICES. Any notice or consent required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been given when personally delivered to an officer or other authorized representative of a party, two business days after facsimile transmission (with positive confirmation report generated by the sending machine), two business days after deposit in the U.S. mails, first class postage prepaid by certified mail, return receipt requested, or two business days after delivery to a recognized international overnight carrier, with overnight shipping charges paid, and addressed to such party as follows:



Page 15 -- DISTRIBUTION AGREEMENT

         If to A-Fem:               A-Fem Medical Corporation
                                    Attn:  President
                                    321 Norristown Rd., Ste. 230
                                    Ambler, PA  19002
                                    fax: (215) 540-4315

              and to:               A-Fem Medical Corporation
                                    Attn: COO
                                    8215 SW Tualatin-Sherwood Rd., Ste. 200
                                    Tualatin, OR  97062
                                    fax: (503) 691-5564
    If to Distributor:               Synova Healthcare, Inc.
                                    Attn:  Stephen King (CEO)
                                    1400 North Providence Road, Ste. 6010
                                    Media, PA  19063
                                    fax: (610) 565-7081

               and to:              Blank Rome, LLP
      (which shall not              1 Logan Square
    constitute notice)              Philadelphia, PA  19103
                                    Attn:  Alan Zeiger, Esquire
                                    fax: (215) 832-5754

or such other address as a party may specify by a notice in writing, given in the same manner.

         22. MISCELLANEOUS

                  22.1 Currency. All monetary amounts set forth in this Agreement, and all payments required or permitted by this Agreement, are and shall be in U.S. Dollars.

                  22.2 Taxes. Any and all taxes (including sales, value added, inventory and use taxes), excises, assessments, levies, imports, duties, costs, charges and penalties which may be assessed or imposed by any governmental agency in connection with this Agreement shall be the sole obligation of Distributor, except U.S. taxes on A-Fem's income.

                  22.3 Waiver of Breach. The waiver by either party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other term or provision by either party.

                  22.4 Modification. This Agreement may not be amended or modified except in a writing executed by the parties. For example (but not in limitation of the above), expansion of the described Territory, and any change or addition to A-Fem's products by this Agreement, shall require such a writing.



Page 16 -- DISTRIBUTION AGREEMENT

                  22.5 Assignment. This Agreement shall be binding upon and operate to the benefit of the parties and their successors and permitted assigns. Notwithstanding the foregoing, neither party shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent may not be withheld unreasonably, and which consent or reasonable withholding of consent shall be timely provided.

                  22.6 Relationship of Parties. The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the parties as partners or joint venturers, or either party as an agent or employee of the other. Neither party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other party to any contract, agreement or undertaking with any third party, and no conduct of the parties shall be deemed to infer such right.

                  22.7 Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision shall be severed or shall be modified by the parties so as to be legally enforceable (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties), and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

                  22.8 Interpretation. Time is of the essence of this Agreement in all particulars. The term "days" means calendar days unless business days are specified. As the context may require in this Agreement, the use of any gender (male, female or neuter) shall include any other gender, and the singular shall include the plural and the plural the singular. The word "person" includes individual, joint venture, partnership, limited liability company, corporation, association, trust or any other entity, organization or agency. The captions heading the sections and subsections of this Agreement are inserted for convenience of reference only, and are not to be used to define, limit or describe the scope or intent of any term, provision, section or subsection of this Agreement. Each Exhibit described in and attached to this Agreement is incorporated in it. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

                  22.9 Integration. THIS AGREEMENT CONTAINS THE FINAL AND CONCLUSIVE AGREEMENT AND UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF IT, AND SUPERSEDES ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS, PROMISES, REPRESENTATIONS, AGREEMENTS OR UNDERSTANDINGS, ORAL OR WRITTEN, BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.



Page 17 -- DISTRIBUTION AGREEMENT

         EXECUTED by the parties through their duly authorized officers as of the date first written above.

A-FEM MEDICAL CORPORATION           SYNOVA HEALTHCARE, INC.



By  /s/ Walter Witoshkin                    By  /s Stephen King
   -----------------------------------        --------------------------------
        Walter Witoshkin,                          Stephen King,

       Its President and CEO                Its CEO


A-FEM                                       DISTRIBUTOR


Page 18 -- DISTRIBUTION AGREEMENT

                                    EXHIBIT A


                    LICENSED PRODUCT(S) AND PURCHASE PRICE(S)


           Licensed Product        Description                 Purchase Price*
           ----------------        -----------                 ---------------
1. RapidSense(R) follicle     (a) FSH/OTC. 2FSH devices        $[XXXX](2)/box
stimulating hormone tests     individually foil wrapped,
                              with package inserts, with a
                              4-color outer box. Devices
                              used and packed for OTC use
                              will also include both
                              Sensormatic and Checkpoint
                              forms of security sensor
                              tags.

                              (b) FSH/Bulk. Single FSH         $[XXXX](2)/device
                              devices, foil wrapped and
                              shipped in bulk.

                              (c) FSH/25 Kit Pack. 25          $[XXXX](2)/kit
                              single foil wrapped FSH
                              devices with package insert.
                              Placed into a kit of 25 for
                              POL sales. Outer box will be
                              private labeled with Synova
                              art work.


2.       No other

* Plus freight, insurance and applicable taxes.


                                                       initials:   A-Fem
                                                                        --------

                                                             Distributor /s/ SK
                                                                        --------

-------------
(2) Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.


Page 19 -- DISTRIBUTION AGREEMENT